Exhibit 18.1
MONSOON ONLINE PTE. LTD.
Registration No. 200919830K
(Incorporated in Singapore)
FINANCIAL STATEMENTS
FOR THE FINANCIAL PERIOD FROM 22 OCTOBER 2009
(THE DATE OF INCORPORATION) TO 31 DECEMBER 2010
TOGETHER WITH REPORTS OF DIRECTORS AND AUDITORS

MONSOON ONLINE PTE. LTD.
(Incorporated in Singapore)
DIRECTORS’ REPORT
FOR THE FINANCIAL PERIOD FROM 22 OCTOBER 2009
(DATE OF INCORPORATION) TO 31 DECEMBER 2010
The directors present their report to the members together with the audited financial statements of Monsoon Online Pte. Ltd. (the “Company”) for the financial period from 22 October 2009 (date of incorporation) to 31 December 2010.
Directors
The directors of the Company in office at the date of this report are as follows:

Paul Wesley Sams	(appointed on 24 May 2010)
Michael Andrew Ryder	(appointed on 24 May 2010)
Michael Alexander Fong	(appointed on 24 May 2010)
Leu Teck Chung	(appointed on 28 February 2010)
Yong Sweah Liang	(appointed on 11 January 2010)
Wong Yuan Jun	(appointed on 28 February 2011)
Arrangements to enable directors to acquire benefits by means of the acquisition of shares and debentures
Neither at the end of nor at any time during the financial period was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate.
Directors’ interests in shares or debentures
According to the register of directors’ shareholdings required to be kept under Section 164 of the Singapore Companies Act, Cap. 50, none of the directors holding office at the end of the financial period had any interest in shares or debentures of the Company or its related corporations.
Directors’ contractual benefits
Since the date of incorporation, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which the director is a member or with a company in which the director has a substantial financial interest, except as disclosed in the financial statements. Certain directors received remuneration from related corporations in their capacity as directors and/or executives of those related corporations.
Share options
During the financial period, no options to take up unissued shares of the Company were granted and no shares were issued by virtue of the exercise of options to take up unissued shares of the Company. There were no unissued shares of the Company under option at the end of the financial period.

DIRECTORS’ REPORT (Continued)
Independent auditors
The independent auditors, Crowe Horwath First Trust LLP, have expressed their willingness to accept re-appointment as auditors of the Company.
On behalf of the Board of Directors

MICHAEL ALEXANDER FONG	WONG YUAN JUN
Director	Director
21 June 2011

Statement by Directors
In the opinion of the directors,
(a)
the financial statements of the Company as set out on pages 6 to 23 are drawn up so as to give a true and fair view of the state of affairs of the Company as at 31 December 2010 and of the results, changes in equity and cash flows of the Company for the financial period from 22 October 2009 (date of incorporation) to 31 December 2010; and

(b)
at the date of this statement, with continuing financial support from the ultimate holding company, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the Board of Directors

MICHAEL ALEXANDER FONG	WONG YUAN JUN
Director	Director
21 June 2011

Crowe Horwath First Trust LLP Certified Public Accountants Member Crowe Horwath International

7 Temasek Boulevard #11-01 Suntec Tower One Singapore 038987

INDEPENDENT AUDITORS’ REPORT TO THE MEMBER OF MONSOON ONLINE PTE. LTD.	Tel: (65) 6221 0338 Fax: (65) 6221 1080v www.crowehorwath.com.sg
Report on the Financial Statements
We have audited the accompanying financial statements of Monsoon Online Pte. Ltd. (the “Company”) set out on pages 6 to 23, which comprise the balance sheet of the Company as at 31 December 2010, and the statement of comprehensive income, the statement of changes in equity and the statement of cash flows of the Company for the financial period from 22 October 2009 (date of incorporation) to 31 December 2010, and a summary of significant accounting policies and other explanatory information.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation of financial statements that give a true and fair view in accordance with the provisions of the Singapore Companies Act (the “Act”) and Singapore Financial Reporting Standards, and for devising and maintaining a system of internal accounting controls sufficient to provide a reasonable assurance that assets are safeguarded against loss from unauthorised use or disposition; and transactions are properly authorised and that they are recorded as necessary to permit the preparation of true and fair profit and loss accounts and balance sheets and to maintain accountability of assets.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Singapore Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENT AUDITORS’ REPORT TO THE MEMBER OF MONSOON ONLINE PTE. LTD. (Continued)
Opinion
In our opinion the financial statements are properly drawn up in accordance with the provisions of the Act and Singapore Financial Reporting Standards so as to give a true and fair view of the state of affairs of the Company as at 31 December 2010, and the results for the financial period from 22 October 2009 (date of incorporation) to 31 December 2010, changes in equity and cash flows of the Company for the financial period ended on that date.
Emphasis of matter
Without qualifying our opinion, we draw attention to Note 2 to the financial statements. The Company incurred a loss of US$10,733,184 during the financial period ended 31 December 2010 and as at that date, the Company’s current and total liabilities exceeded the current and total assets by US$6,260,058 and US$6,233,184 respectively. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern as the ultimate holding company have undertaken to provide continuing financial support to the Company. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to operate as a going concern.
Report on Other Legal and Regulatory Requirements
In our opinion, the accounting and other records required by the Act to be kept by the Company have been properly kept in accordance with the provisions of the Act.
Crowe Horwath First Trust LLP Public Accountants and Certified Public Accountants
Singapore
21 June 2011

MONSOON ONLINE PTE. LTD.
(Incorporated in Singapore)
BALANCE SHEET
AS AT 31 DECEMBER 2010
(Amounts in United States dollar)

	Note	2010
		USD

ASSETS
Non-current assets
Equipment	4	12,475
Loan to related company		14,399

		26,874

Current assets
Trade receivables	5	4,264,082
Recoupable advance	6	580,655
Cash and bank balances		665,220

		5,509,957

TOTAL ASSETS		5,536,831

EQUITY
Capital and reserves
Share capital	9	4,500,000
Accumulated losses		(10,733,184)

TOTAL EQUITY		(6,233,184)

LIABILITIES
Current liabilities
Trade and other payables	10	1,423,935
Loan from holding company	11	10,289,756
Deferred revenue		54,203
Deferred tax liabilities	12	2,121

		11,770,015

TOTAL EQUITY AND LIABILITIES		5,536,831

The accompanying notes are an integral part of the financial statements.

MONSOON ONLINE PTE. LTD.
(Incorporated in Singapore)
STATEMENT OF COMPREHENSIVE INCOME
FOR THE FINANCIAL PERIOD FROM 22 OCTOBER 2009
(DATE OF INCORPORATION) TO 31 DECEMBER 2010
(Amounts in United States dollar)

		22 October 2009
		to
	Note	31 December 2010
		USD

Revenue	13	6,498,960

Other gains	14	404,854

Purchases of inventories		(316,701)
Freight		(77,234)
Royalty		(3,630,051)
Advertising		(417,428)
Legal and professional		(809,707)
Travelling		(48,836)
Others		(56,646)
Depreciation & amortisation		(178,459)
Interest expense on loan from immediate holding company		(308,838)
Write down of inventory		(2,194,336)
Impairment loss — recoupable advance		(8,824,668)
Impairment loss — intangible asset	8	(771,973)

Total expenses		(17,634,877)

Loss before tax		(10,731,063)
Income tax expenses	12	(2,121)

Total comprehensive loss for the period		(10,733,184)

The accompanying notes are an integral part of the financial statements.

MONSOON ONLINE PTE. LTD.
(Incorporated in Singapore)
STATEMENT OF CHANGES IN EQUITY
FOR THE FINANCIAL PERIOD FROM 22 OCTOBER 2009
(DATE OF INCORPORATION) TO 31 DECEMBER 2010
(Amounts in United States dollar)

	Share	Accumulated	Total
	capital	losses	equity
	USD	USD	USD

Balance at date of incorporation, 13 October 2009	—	—	—
Issuance of shares	4,500,000	—	4,500,000
Total comprehensive loss for the period	—	(10,733,184)	(10,733,184)

Balance at 31 December 2010	4,500,000	(10,733,184)	(6,233,184)

The accompanying notes are an integral part of the financial statements.

MONSOON ONLINE PTE. LTD.
(Incorporated in Singapore)
STATEMENT OF CASH FLOWS
FOR THE FINANCIAL PERIOD FROM 22 OCTOBER 2009
(DATE OF INCORPORATION) TO 31 DECEMBER 2010
(Amounts in United States dollar)

22 October 2009
to
31 December 2010
USD

Cash flows from operating activities
Loss before tax	(10,731,063)
Adjustments:
Write down of inventory	2,194,336
Impairment loss — recoupable advance	8,824,668
Impairment loss — intangible asset	771,973
Depreciation and amortisation	178,459

Operating profit before working capital changes	1,238,373

Trade receivables	(4,264,082)
Trade and other payables	1,423,935
Inventory	(2,194,336)
Deferred revenue	54,203
Recoupable advance	(9,405,324)
Working capital changes	(14,385,604)

Net cash used in operating activities	(13,147,231)

Cash flows from investing activities
Purchase of intangible asset	(947,420)
Purchase of equipment	(15,486)
Loan to a related company	(14,399)

Net cash used in investing activities	(977,305)

Cash flows from financing activities
Issuance of shares	4,500,000
Loan from immediate holding company	10,289,756

Net cash provided by financing activities	14,789,756

Net increase in bank balance, representing cash and cash equivalents at the end of the period	665,220

The accompanying notes are an integral part of the financial statements.

MONSOON ONLINE PTE. LTD.
(Incorporated in Singapore)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL PERIOD FROM 22 OCTOBER 2009
(DATE OF INCORPORATION) TO 31 DECEMBER 2010
(Amounts in United States dollar)
These notes form an integral part of and should be read in conjunction with the accompanying financial statements.
1.	GENERAL INFORMATION
The Company is a private limited company domiciled and incorporated in Singapore. The Company’s registered office and principal place of business is at 35 Tai Seng Street #01-01 Tata Communication Exchange, Singapore 534103.
The Company’s immediate holding company is Infocomm Asia Holdings Pte Ltd, a company incorporated in Singapore. The ultimate holding company is GigaMedia Limited, a company incorporated in Singapore.
The principal activity of the Company is distribution of video games.
The financial statements of the Company for the financial period from 22 October 2009 (date of incorporation) to 31 December 2010 were authorised for issue by the Board of Directors on 21 June 2011.
2.	FUNDAMENTAL ACCOUNTING CONCEPT
The Company has incurred a loss of US$10,733,184 during the financial period ended 31 December 2010, and as at that date, the Company’s current and total liabilities exceeded the current and total assets by US$6,260,058 and US$6,233,184 respectively. The financial statements have been prepared assuming that the Company will continue as a going concern as the directors of the Company has undertaken to provide continuing financial support to the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to operate as a going concern.
3.	SIGNIFICANT ACCOUNTING POLICIES
Basis of preparation
The financial statements are prepared in accordance with the historical cost convention, except as disclosed in the accounting policies below and are drawn up in accordance with the provisions of the Singapore Companies Act, Cap. 50 and the Singapore Financial Reporting Standards (“FRS”).
The financial statements are presented in United States dollar unless otherwise indicated.
The preparation of financial statements in conformity with FRS requires management to exercise its judgment in the process of applying the Company’s accounting policies. It also requires the use of accounting estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the financial year. Although these estimates are based on management’s best knowledge of current events and actions, actual results may ultimately differ from those estimates. Critical accounting estimates and assumptions used that are significant to the financial statements and areas involving a higher degree of judgement or complexity, are disclosed in this Note.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
Standards issued but not yet effective
Certain new standards, amendments and interpretations to existing standards have been published and are mandatory for accounting periods beginning on or after 1 January 2011 or later periods which the Company has not early adopted.

Effective for annual periods
Description	beginning on or after

Revised FRS 24 Related Party Disclosures	1 January 2011
Except for the revised FRS 24, the directors expect that the adoption of the other standards and interpretations above will have no material impact on the financial statements in the period of initial application. The nature of the impending changes in accounting policy on adoption of the revised FRS 24 is described below.
Revised FRS 24 Related Party Disclosures
The revised FRS 24 clarifies the definition of a related party to simplify the identification of such relationships and to eliminate inconsistencies in its application. The revised FRS 24 expands the definition of a related party and would treat two entities as related to each other whenever a person (or a close member of that person’s family) or a third party has control or joint control over the entity, or has significant influence over the entity. The revised standard also introduces a partial exemption of disclosure requirements for government-related entities. The Company is currently determining the impact of the changes to the definition of a related party has on the disclosure of related party transaction. As this is a disclosure standard, it will have no impact on the financial position or financial performance of the Company when implemented in 2011.
Equipment
Equipment is stated at cost less accumulated depreciation and any accumulated impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to working condition for its intended use. Dismantlement, removal or restoration costs are included as part of the cost of plant and equipment if the obligation for dismantlement, removal or restoration is incurred as a consequence of acquiring or using the plant and equipment.
Equipment is depreciated using the straight-line method to write-off the cost of the assets over their estimated useful lives. The estimated useful lives have been taken as follows: -

Useful live (years)

IT equipment	3
Fully depreciated assets are retained in the financial statements until they are no longer in use.
The residual values, estimated useful life and depreciation method are reviewed and adjusted as appropriate, at each balance sheet date to ensure that the amount, method and period of depreciation are consistent with the expected pattern of economic benefits from items of plant and equipment.
The gain or loss arising on disposal or retirement of an item of plant and equipment is determined as the difference between the sales proceeds and the carrying amounts of the asset and is recognised in the statement of comprehensive income and the revaluation reserve related to those asset, if any, is transferred directly to retained earnings.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
Impairment of non-financial assets
An assessment is made at each balance sheet date of whether there is any indication of impairment of any asset, or whether there is any indication that an impairment loss previously recognised for an asset in prior years may no longer exist or may have decreased. If any such indication exists, the asset’s recoverable amount is estimated. An asset’s recoverable amount is calculated as the higher of the asset’s value in use or its fair value less costs to sell. Value in use is the present value of estimated future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life.
An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. An impairment loss is charged to the statement of comprehensive income in the period in which it arises, unless the relevant assets is carried at a revalued amount in which case the impairment loss is treated as a revaluation decrease.
A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount of an asset, however not to an amount higher than the carrying amount that would have been determined (net of any depreciation) had no impairment loss been recognised for the asset in prior years.
A reversal of an impairment loss is credited to statement of comprehensive income in the period in which it arises, unless the relevant assets is carried at a revalued amount in which case the reversal of the impairment loss is treated as a revaluation increase.
Financial assets
Financial assets are recognised on the balance sheet when the Company becomes a party to the contractual provisions of the instrument. Financial assets are initially recognised at fair value plus, in the case of financial assets not at fair value through profit or loss, directly attributable transaction costs.
Financial assets are derecognised when the contractual rights to the cash flows from the financial assets have expired or have been transferred. On derecognition of a financial asset in its entirety, the difference between the carrying amount and the sum of the consideration received and any cumulative gain or loss that had been recognised in other comprehensive income is recognised in profit or loss.
A.	Classification
The Company classifies its investments in financial assets in the following category: loans and receivables. The classification depends on the purpose for which the assets were acquired. Management determines the classification of its financial assets at initial recognition and re-evaluates this designation at every reporting date, with the exception that the designation of financial assets at fair value through profit or loss is not revocable.
Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Company provides money, goods or services directly to a debtor with no intention of trading the receivable. They are included in current assets. Loans and receivables are presented as trade and other receivables and cash and cash equivalent on the balance sheet.
B.	Subsequent measurement
At subsequent reporting dates, loans and receivables are measured at amortised cost using the effective interest rate method.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
Impairment of financial assets
The Company assesses at each balance sheet date whether there is any objective evidence that a financial asset is impaired and recognises an allowance for impairment when such evidence exists.
Loans and receivables
Significant financial difficulties of the debtor, probability that the debtor will enter the bankruptcy, and default or significant delay in payments are objective evidence that these financial assets are impaired.
The carrying amount of these assets is reduced through the use of an impairment allowance account which is calculated as the difference between the carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. When the asset becomes uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are recognised against the same line item in profit or loss.
The allowance for impairment loss account is reduced through profit or loss in a subsequent period when the amount of impairment loss decreases and the related decrease can be objectively measured. The carrying amount of the asset previously impaired is increased to the extent that the new carrying amount does not exceed the amortised cost had no impairment been recognised in prior periods.
Trade and other payables
Trade and other payables are initially recognised at fair value, and subsequently carried at amortised costs using the effective interest method.
Cash and cash equivalents
For the purpose of the statement of cash flows, cash and cash equivalent comprises cash on hand and at banks.
Share capital
Ordinary shares are classified as equity.
Revenue recognition
Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured.
For sale of goods with performance obligations extending beyond the transfer of the physical goods, revenue is recognised over the estimated service period, commencing from the date of the transaction.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
Income tax
Income tax expense represents the sum of the tax currently payable.
The tax currently payable is based on taxable profit for the year. Taxable profit differs from profits as reported in the statement of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are not taxable or tax deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.
Deferred tax is provided using the liability method on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities are recognised for all significant taxable temporary differences. Deferred tax assets are recognised for all significant deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilised.
The carrying amount of a deferred tax asset is reviewed at each balance sheet date and reduced to the extent that is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of the deferred tax asset to be utilised. Current tax and deferred tax are recgonised in profit or loss to the extent that it relates to items recognised directly in equity or in other comprehensive income.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply taxable income in the years on which those temporary differences are expected to be recovered or settled based on the tax rates enacted or substantively enacted at the balance sheet date.
Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.
Related parties
A party is considered to be related to the Company if:
(a)
the party, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company; or has an interest in the Company that gives it significant influence over the Company; or has joint control over the Company;

(b)	the party is an associate; a jointly-controlled entity;
(c)	the party is a member of the key management personnel of the Company or its parent;
(d)	the party is a close member of the family of any individual referred to in (a) and (c);
(e)
the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to (c) or (d); or

(f)	the party is a post-employment benefit plan for the benefit of the employees of the Company, or of any entity that is a related party of the Company.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
Functional and foreign currencies
Functional currency and presentation currency
The financial statements of the Company are presented in United States dollars, which is the functional currency.
Foreign currency transactions
Transactions in foreign currencies are measured in the respective functional currencies of the Company and are recorded on initial recognition in the functional currencies at exchange rates approximating those ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in foreign currencies are translated using the exchange rates at the date when the fair value was determined.
Exchange differences arising on the settlement of monetary items or on translating monetary items at the balance sheet date are recognised in profit or loss.
Critical accounting estimates and judgements
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
Critical accounting estimates and assumptions
The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.
(a)	Provision for Stock Obsolescence
A provision of inventory is recognised when there is objective evidence that the carrying amount of the inventory exceeds its net realisable value. A corresponding impairment loss is charged to profit or loss in the period in which it arises. An assessment is made at each balance sheet date of whether there is any indication of impairment or whether there is any indication that an impairment loss previously recognized in prior years may no longer exist or may have decreased. Where the actual results differ from the amounts that were initially assessed, such differences will result in a material adjustment to the provision for stock obsolescence within the next financial year. The carrying amount of Company’s inventory is nil.
(b)	Revenue recognition
The Company sells certain boxed games where it has to provide post-delivery service support. When such multiple element arrangements exist, the amount recognised as revenue upon the sale of the boxed games is the fair value of the boxed game in relation to the fair value of the arrangement taken as a whole and is recognised when the box game is delivered and the customer accepted the delivery. The revenue relating to the service element, which represents the fair value of the post-delivery service support in relation to the fair value of the arrangement taken as a whole, is recognised over six months (which is widely regarded as the industry benchmark) evenly.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
Critical accounting estimates and judgements (Continued)
Critical accounting estimates and assumptions (Continued)
(b)	Revenue recognition (Continued)
The fair value of each of the elements in an arrangement is estimated based on a “cost plus a reasonable margin” approach under this method, the Company determines the fair value of the delivered element by estimating the costs, the total selling price to sell or service each element and allocating proportionally to the respective elements.
4.	EQUIPMENT

2010
IT equipment
USD

Cost
Balance at 22 October 2009 (date of incorporation)	—
Additions	15,486

Balance at 31 December 2010	15,486

Accumulated depreciation
Balance at 22 October 2009 (date of incorporation)	—
Depreciation charge for the financial period	3,011

Balance at 31 December 2010	3,011

Net book value
Balance at 31 December 2010	12,475

5.	TRADE RECEIVABLES

2010
USD

Trade receivables — third parties	1,534,323
Trade receivables — related parties	1,074,464
Trade receivables — immediate holding company	1,655,295

4,264,082

NOTES TO THE FINANCIAL STATEMENTS (Continued)
6.	RECOUPABLE ADVANCE
Recoupable advance relates to non-refundable prepayments made to a game publisher which can be utilised against goods and services purchased from the publisher. The rights to utilize the prepayment will expire by the financial year ended 31 December 2011.
7.	INVENTORY

2010
USD

Stock on hand	2,194,336
Provision for stock obsolescence	(2,194,336)

—

8.	INTANGIBLE ASSETS — LICENCE FEES

2010
USD
Cost
Beginning of financial period	—
Additions	947,420

End of financial period	947,420

Accumulated amortisation and impairment
Beginning of financial period	—
Additions	(175,447)
Impairment	(771,973)

End of financial period	(947,420)

Net book value as at 31 December 2010	—

During the period, an impairment charge of US$771,973 was made to reflect the net realizable amount of the intangible asset.
The software license fee was amortised using a straight line method over the respective useful life upon commercial launch of the game during the financial period.
The software license fees represent upfront fees payable on the software license for the rights to distribute a game in the South-East Asian region. This software license fee grants the Company the rights to use the software over the period of 2 years.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
9.	SHARE CAPITAL

	2010
	Number of
	ordinary shares	USD
Issued and paid up:
As at 22 October 2009, the date of incorporation
Issuance of new shares	4,500,000	4,500,000

At the end of the financial period	4,500,000	4,500,000

The holders of the ordinary shares are entitled to receive dividends as and when declared by the Company. All ordinary shares carry one vote per share without restrictions.
10.	TRADE AND OTHER PAYABLES

2010
USD

Trade payables to:
- non-related parties	307,500
- holding company	998,009
Other accruals for operating expenses	118,426

1,423,935

11.	LOAN FROM HOLDING COMPANY
The loan from holding company is unsecured, interest bearing at 7% per annum and repayable on demand.
12.	INCOME TAX
(a)	Income tax

22 October 2009
to
31 December 2010
USD

INCOME TAX EXPENSE
Current tax
- Deferred tax expense	2,121

NOTES TO THE FINANCIAL STATEMENTS (Continued)
12.	INCOME TAX (Continued)
(a)	Income tax (Continued)
The reconciliation of the tax expense and the product of accounting loss multiplied by the applicable tax rate is as follows:

22 October 2009
to
31 December 2010
USD

Loss before tax	(10,731,063)

Tax at the applicable tax rate of 17%	(1,824,281)
Tax effect of expenses not deductible for tax purpose	2,090,680
Tax effect of income not taxable for tax purpose	(67,986)
Group relief — tax losses transferred from holding company	(196,292)

Income tax	2,121

(b)	Deferred tax liabilities
Movement in deferred tax liability of the Company during the period is as follows:

22 October 2009
to
31 December 2010
USD
Accelerated tax depreciation
At beginning of financial period	—
Charge to the income statement	2,121

At end of financial period	2,121

13.	REVENUE AND DEFERRED REVENUE

2010
USD

Sales of finished goods	6,553,163
Revenue recognised	6,498,960

Revenue deferred as at 31 December 2010	54,203

NOTES TO THE FINANCIAL STATEMENTS (Continued)
14.	OTHER GAINS — NET

2010
USD

Net currency translation gains	399,916
Other income	4,938

404,854

15.	PERSONNEL COST
The Company does not have any head count as at 31 December 2010. The Company relies on the employees of its immediate holding company for management of its operations.
16.	SIGNIFICANT RELATED PARTY TRANSACTION
In addition to the related party information disclosed elsewhere in the financial statement, significant transactions with a related party, on terms agreed by and between the parties, were as follows:

22 October 2009
to
31 December 2010
USD

Related Party Sales

Immediate holding company	1,499,999
Other related parties	1,074,464

2,574,463

Balances with related parties at the balance sheet date are unsecured and receivable/payable within 12 months from balance sheet date and are disclosed in Notes 5 and 10 respectively.
17.	FINANCIAL RISK MANAGEMENT
Financial risk management objectives and policies
The Company does not have any written risk management policies and guidelines which set out its tolerance for risk and its general risk management philosophy but management may use natural hedges or closely monitor the Company’s business risk exposures in connection with its financial assets and liabilities and adopts the appropriate measures including the use of other financial instruments when considered necessary to reduce any potential financial risk exposures of losses.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
17.	FINANCIAL RISK MANAGEMENT (Continued)
Financial risk management objectives and policies (Continued)
(a)	Market risk
(i)	Foreign exchange risk
As the Company’s transactions are primarily denominated in United States dollars, it is subject to minimal foreign exchange exposure other than Singapore dollars. The Company has cash and bank balances denominated in United States and Singapore dollars. Accordingly, the Company’s balance sheet can be affected by movements in these exchange rates.

	United States	Singapore
2010	dollars	dollars	Total
	USD	USD	USD

Financial assets
Cash and bank balances	463,035	202,185	665,220
Trade and other receivables	4,264,009	—	4,264,009
Loan to related company	14,399		14,399

	4,741,443	202,185	4,943,628

Financial liabilities
Trade payables	1,231,109	74,400	1,305,509
Accruals	108,120	10,306	118,426
Loan from holding company	10,289,756		10,289,756

	11,628,985	84,706	11,713,691

Net financial (liabilities) / assets	(6,887,542)	117,479	(6,770,063)

Less: Net financial liabilities denominated in the Company’s functional currency	6,887,542	—

Foreign currency exposure	—	117,479

Foreign exchange risk sensitivity
The following table details the sensitivity to a 2% increase and decrease in the United States dollar against the Singapore dollar. 2% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 2% change in foreign currency rates. The sensitivity analysis includes external loans as well as loans to foreign operations within the Company where the denomination of the loan is in a currency other than the currency of the lender or the borrower.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
17.	FINANCIAL RISK MANAGEMENT (Continued)
Financial risk management objectives and policies (Continued)
(a)	Market risk (Continued)
(i)	Foreign exchange risk (Continued)
Foreign exchange risk sensitivity (Continued)
If the United States dollar strengthens and weakens by 2%, profit for the period will increase / (decrease) by:

Net profit
USD

Against Singapore dollar
- strengthened 2%	2,350
- weakened 2%	(2,350)

(ii)	Interest rate risk
The Company’s policy is to obtain the most favourable interest rates available without increasing its foreign currency exposure. The Company constantly monitors its interest rate risk and does not utilise forward contracts or other arrangements for trading or speculative purposes. As at 31 December 2010, there were no such arrangements, interest rate swap contracts or other derivative instruments outstanding.
At balance sheet date, the Company is not subject to fair value or future cash flows interest rate risks as it only has advances from its holding and related companies which are fixed interest-rate and repayable on demand.
(b)	Liquidity risk
The Company monitors its liquidity risk and maintains a level of cash and cash equivalents deemed adequate by management to finance the Company’s operations and to mitigate the effects of fluctuations in cash flows.
The financial liabilities mature in less than 1 year from the end of the reporting date. The carrying amounts of financial liabilities at balance sheet date approximate the expected contractual undiscounted cash outflow.
(c)	Credit risk
The Company adopts the policy of dealing only with customers of appropriate credit history and obtaining sufficient security where appropriate to mitigate credit risk. The Company’s trade receivables from non-related parties include two debtors that represented 89% of third-party trade receivables at balance sheet date.

NOTES TO THE FINANCIAL STATEMENTS (Continued)
17.	FINANCIAL RISK MANAGEMENT (Continued)
Fair values of financial assets and financial liabilities
The carrying amount of trade receivables represents the Company’s maximum exposure to credit risk in relation to financial assets. No other financial assets carry a significant exposure to credit risk.
The aged analysis of trade receivables is as follows:-

2010
USD

Not past due and not impaired	—

Past due nut not impaired
- Past due 0 to 3 months	1,076,500
- Past due 3 to 6 months	81,115
- Past due over 6 months	3,106,467

4,264,082

Impaired trade receivables Less: Allowance for impairment loss	—

4,264,082

Included in the Company’s trade receivable balance are debtors with total carrying amount of approximately US$4,264,082 which are past due but not impaired as there has not been a significant change in credit quality and the amounts are still considered recoverable. The Company does not hold any collateral over these balances.
18.	COMPARATIVE FIGURES
There are no comparative figures as this is the first set of financial statements prepared by the Company since its incorporation on 22 October 2009.